Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form
S-3/A1) and related Prospectus of Inergy, L.P. for the registration of 3,379,175 common units and to the incorporation by reference therein of our reports (a) dated November 18, 2004, with respect to the consolidated financial statements and schedule of Inergy, L.P. and Subsidiary included in its Annual Report (Form 10-K/A) for the year ended September 30, 2004, and (b) dated December 16, 2004, with respect to the balance sheet of Inergy GP, LLC included in Inergy, L.P.’s Current Report on Form 8-K dated December 16, 2004, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

August 16, 2005